Exhibit 99.1

FOR IMMEDIATE RELEASE

CONSTELLATION BRANDS BEER DIVISION EXPANDS LIST OF PRODUCTION CODES

INVOLVED IN VOLUNTARY RECALL OF SELECT PACKAGES OF 12 OZ CORONA EXTRA BOTTLES

Total Affected Product is Still Less than 1 Percent of Bottles from One Glass Supplier;

Company Aims to More Quickly and Effectively Recover Product

CHICAGO, Aug. 23, 2014 -- Constellation Brands Beer Division announced today that it is expanding the list of production codes consumers should look for to determine whether they have 12-ounce clear glass bottles of Corona Extra involved in a voluntary recall issued in the United States on Friday, August 15. The recall covers packages of Corona Extra in clear 12-ounce bottles sold in six-, 12- and 18-pack packages, because some bottles may contain small particles of glass.

After announcing the recall last week, the company continued and deepened its investigation of the issue. It found that the original list of production codes was not all encompassing and consumers may have affected product that was not identified in the original list of product codes. The company believes that the recall still affects less than 1 percent of the bottles produced by one of its four glass suppliers.

“This updated list clarifies the scope of our recall, and we are making this announcement out of an abundance of caution because our primary concern remains on protecting the safety and well-being of consumers,” said Bill Hackett, President of Constellation Brands Beer Division. “By doing this, we believe we can more quickly and effectively capture the recalled product and remove it from the market.”

To date, the company has received no reports of consumers being injured by drinking potentially affected bottles.

Anyone who previously checked codes on Corona Extra in their possession should check again to confirm whether they have potentially affected product. Consumers can determine whether they have potentially affected product by looking at an eight-digit alphanumeric code located on the neck of 12-ounce bottles and on the side panels of 12- and 18-pack cardboard cartons. Consumers can also call 1-866-204-9407 for more help, details or to request a refund.

The following production codes for select Corona Extra 12-ounce bottle packages are included in the recall:

•	Any code that starts with “G” and also ends with “9” on six- and 12-packs
•	Any code that starts with “F29” and also ends with “9” on 18-packs only
•	Any code that starts with “F30” and also ends with “9” on 18-packs only

The above represents an expanded list of production codes included in this recall, however we have made the process easier for consumers to identify if they have potentially affected product.

Consumers who believe they have affected product should call 1-866-204-9407 for more details or to request a refund.

“We are grateful for the hard work of our employees, distributors, and retail partners for all the work they’ve done to help us contain the affected product. And we thank consumers for the support they’ve shown us during this recall,” Hackett said. “We are doing everything possible to remove any potentially affected product from stores, bars and restaurants as quickly as possible. We regret any inconvenience or concern this recall may cause.”

The recall has not been expanded to include additional packages or brands. The following products are NOT being recalled:

Corona Extra cans

Corona Extra 24-pack loose bottles

Corona Extra 24 oz. bottle

Corona Extra draft beer

Corona Light bottles

Corona Light cans

Corona Light draft beer

Corona Familiar

Coronitas

More information, including images showing how to identify affected production codes – is included on the company’s website at www.coronausa.com/recall.

The following production codes are included in the recall:

Any code that starts with “G” and also ends with “9” on six- and 12-packs

Any code that starts with “F29” and also ends with “9” on 18-packs only

Any code that starts with “F30” and also ends with “9” on 18-packs only

About Constellation Brands Beer Division

Constellation Brands Beer Division is the #3 beer company in the U.S. and the exclusive brewer, marketer and supplier of a growing portfolio of high-end, iconic, imported beer brands for the U.S. market. The portfolio includes Corona Extra (the #1 imported beer in the U.S. and #5 beer overall), Corona Light, Modelo Especial, Negra Modelo, Pacifico and Victoria beer brands. The Beer Division also imports the Tsingtao beer brand in the U.S. For more information, visit www.cbrands.com.

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Media Contacts:
Cheryl Gossin Constellation Brands, Inc. (585) 678-7191 cheryl.gossin@cbrands.com	Emily Reynolds Constellation Brands Beer Division (312) 873-9274 emily.reynolds@cbrands.com